Exhibit 3.2 ( c ) — Second Amendment to the Amended and Restated Bylaws
SECOND AMENDMENT TO
THE
AMENDED AND RESTATED BYLAWS
OF
MACKINAC FINANCIAL CORPORATION
(As adopted by the Board of Directors of Mackinac Financial Corporation on December  ,2007)
     This Second Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Mackinac Financial Corporation, a Michigan corporation (the “Corporation”), hereby amends the Bylaws in the following respects:
ARTICLE II. CAPITAL STOCK
SECTION 1. CERTIFICATED AND UNCERTIFICATED SHARES. The shares of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of shares shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.
SECTION 2. SHAREHOLDERS ENTITLED TO CERTIFICATES. Notwithstanding any resolution of the Board of Directors providing for uncertificated shares, every holder of shares represented by certificates and, upon the holder’s request, every holder of uncertificated shares shall be entitled to a certificate evidencing the shares of the capital stock of the Corporation owned by him, signed by the President or a Vice-President, and by the Secretary, the Treasurer, an Assistant Secretary, or an Assistant Treasurer, under the seal of the Corporation, certifying the number and class of shares, evidenced by such certificate, which certificate may, but need not be, also signed by the Chairman of the Board of Directors, shall be in such manner and form as shall have been approved by the Board of Directors, and shall set forth such terms and provisions as shall from time to time be required by the laws of the State of Michigan to be set forth in such certificate; provided, that where any such certificate is signed; (i) by a transfer agent or an assistant transfer agent or (ii) by a transfer clerk acting on behalf of this Corporation, and by a registrar, the signature of any such President, Vice-President, Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer, or of the Chairman of the Board of Directors, and the seal of the Corporation, may be a facsimile.
SECTION 3. TRANSFERABLE ONLY ON BOOKS OF CORPORATION. Shares shall be transferable only on the books of the Corporation by the person named in the certificate (in case of certificated shares) or by the person named in the Corporation’s records as the holder thereof (in the case of uncertificated shares), or by attorney lawfully constituted in writing, and, in the case of certificated shares, upon surrender of the certificates therefore. A record shall be made of every such transfer and issue. Whenever any transfer is made for collateral security and not absolutely, the fact shall be so expressed in the entry of such transfer.

SECTION 4. REGISTERED SHAREHOLDERS. The Corporation shall have the right to treat the registered holder of any share as the absolute owner thereof and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, save as may be otherwise provided by the statutes of Michigan.
SECTION 5. TRANSFER AGENT AND REGISTRAR. The Board of Directors may appoint a transfer agent and a registrar of transfers, and may require all certificates of shares to bear the signature of such transfer agent and of such registrar of transfers, or as the Board may otherwise direct.
SECTION 6. REGULATIONS. The Board of Directors shall have power and authority to make all such rules and regulations as the Board shall deem expedient regulating the issue, transfer, and registration of shares in the Corporation.